The National Portfolio of Merrill Lynch Municipal
Bond Fund, Inc.

File No. 811-2688
Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending June 30, 2002, the National Portfolio (the "Registrant"), a series of Merrill
Lynch Municipal Bond Fund, Inc., acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill Lynch Connecticut Municipal Bond
Fund, Inc. (the "Connecticut Fund"), Merrill Lynch
Maryland Municipal Bond Fund, Inc. (the "Maryland
Fund"), Merrill Lynch Minnesota Municipal Bond Fund,
Inc. (the "Minnesota Fund"), and Merrill Lynch Texas
Municipal Bond Fund, Inc. (the "Texas Fund"), each a series of Merrill Lynch Multi-State Municipal Series Trust
("Municipal Series Trust"), File No. 811-4375,
(collectively, the "State Funds").

At meetings of the Board of Directors of the Registrant and the Board of Trustees of Municipal Series Trust, the Board of Directors and Board of Trustees approved an Agreement and Plan of Reorganization (the "Reorganization"). The Reorganization referred collectively to the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of each State Fund by the Registrant and the simultaneous distribution of newly-issued shares of the National Portfolio to each State Fund and the subsequent distribution of these newly-issued shares of the National Portfolio by each State Fund to its respective shareholders.

On January 10, 2002, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File No.333-76504; the "N-14 Registration Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of the State Funds. Post-Effective Amendment No. 1 to the N-14 Registration Statement was filed on July 2, 2002, and the N-14 Registration Statement as so amended was declared effective by the Commission on February 9, 2002.

On May 10, 2002, the shareholders of the Registrant and the State Funds approved the Reorganization at a special meeting of shareholders held for that purpose. On June 17, 2002, the "Reorganization Date," pursuant to the Agreement and Plan of Reorganization, The Connecticut
Fund transferred securities and cash valued at $48,956,189
to the Registrant and received in exchange 4,779,721 newly-issued shares of the Registrant; The Maryland Fund transferred securities and cash valued at $21,623,092 to the Registrant and received in exchange 2,111,184 newly-issued shares of the Registrant; The Minnesota Fund transferred securities and cash valued at $22,705,054 to the Registrant and received in exchange 2,216,637 newly-issued shares of the Registrant; The Texas Fund transferred securities and cash valued at $26,973,159 to the Registrant and received in exchange 2,633,051 newly-issued shares of the Registrant; and the State Funds distributed these shares to their respective shareholders as provided in the Agreement and Plan of Reorganization. The State Funds ceased offering shares as of the Reorganization effective date.